Exhibit 99.1

NEWS RELEASE Lakes Entertainment, Inc.
130 Cheshire Lane, Suite 101
Minnetonka, MN 55305
952-449-9092
952-449-9353 (fax)
www.lakesentertainment.com
(NASDAQ: LACO)

INVESTOR RELATIONS CONTACT:
William Schmitt — Integrated Corporate Relations
203-682-8200, investorrelations@lakesentertainment.com
FOR FURTHER INFORMATION CONTACT:
Timothy Cope – 952-449-7030

FOR IMMEDIATE RELEASE:
May 8, 2008

LAKES ENTERTAINMENT ANNOUNCES
RESULTS FOR FIRST QUARTER 2008
MINNEAPOLIS – May 8, 2008 – Lakes Entertainment, Inc. (NASDAQ: LACO) today announced results for the first quarter ended March 30, 2008.
The consolidating summary results for the first quarter of 2008 compared to the consolidating summary results for the first quarter of 2007 ended April 1, 2007, for Lakes Entertainment, Inc. and WPT Enterprises, Inc. (“WPTE”), Lakes’ majority-owned subsidiary, are as follows:
($ in thousands, except per share)

		Quarter ended			Quarter ended
		March 30, 2008			April 1, 2007
	Lakes	WPTE	Consolidated	Lakes	WPTE	Consolidated
Total revenues	$4,599	$4,962	$9,561	$481	$4,491	$4,972
Selling, general and admin expense	$5,509	$5,383	$10,892	$4,570	$5,171	$9,741
Net unrealized gains (losses) on notes rec.	$(1,983)	$—	$(1,983)	$165	$—	$165
Loss from operations	$(4,661)	$(3,192)	$(7,853)	$(4,354)	$(2,928)	$(7,282)
Net loss — common	$(4,077)	$(2,828)	$(6,905)	$(7,542)	$(2,279)	$(9,821)
Loss per common share — diluted			$(0.28)			$(0.43)
Lyle Berman, Chief Executive Officer of Lakes, stated, “We continue to work to improve our product at the Four Winds Casino Resort, and believe we are well positioned going into the anticipated strong spring and summer months. We are proud to be associated with all of our tribal partners and look forward to the start of the Ioway Casino Resort in Oklahoma and the Jamul Casino project outside of San Diego. In addition, as recently announced, we look forward to working together with Myohionow.com, LLC to pursue the possible development of a casino resort project in Ohio.”
Further commenting on first quarter results, Tim Cope, President and Chief Financial Officer of Lakes, stated, “Although the Four Winds Casino Resort was adversely impacted by severe weather conditions during January and the beginning of February, we saw significant improvement in results during the latter part of the first quarter at this property. In Oklahoma, the Cimarron Casino continued to show strong results. In addition, we are very pleased with the progress of construction of the Red Hawk Casino for the Shingle Springs Tribe in California, which continues to be on schedule and within budget. This project is expected to open in late 2008.”
First Quarter Results
Lakes Entertainment reported consolidated first quarter 2008 revenues of $9.6 million, up 92.3% from the prior-year period. Lakes’ revenue increased $4.1 million, primarily due to a full quarter contribution of management fees from the Four Winds Casino Resort, which is owned by the Pokagon Band of Potawatomi Indians (“Pokagon Band”), compared to no contribution from that property in the first quarter of 2007. Revenue related to WPTE increased to $5.0 million for the first quarter of 2008, compared to $4.5 million in the prior-year period. This increase was due to an increase in hosting and sponsorship revenues, primarily driven by international television sponsorship revenues that did not exist in the prior-year period.
Consolidated selling, general and administrative expenses were up $1.2 million from the prior-year period to $10.9 million due to $1.6 million in development costs associated with the proposed Ohio casino resort project. For the first quarter of 2008, Lakes’ selling, general and administrative expenses were $5.5 million and consisted primarily of payroll and related expenses of $2.2 million, including share-based compensation, the development costs associated with the Ohio casino resort project of $1.6 million and professional fees of $0.6 million.
Other costs and expenses in the first quarter of 2008 included amortization of intangible assets of approximately $1.7 million associated with the casino project with the Pokagon Band which commenced upon the opening of the Four Winds Casino Resort in August 2007.
Net realized and unrealized gains and losses on notes receivable relate primarily to the Company’s notes receivable from Indian tribes, which are adjusted to estimated fair value, based upon the current status of the related tribal casino projects and evolving market conditions. In the first quarter of 2008, net unrealized losses on notes receivable were $2.0 million, compared to net unrealized gains of $0.2 million in the prior-year period. Net unrealized losses in the current year quarter were due primarily to a decrease in projected interest rates, due to current market conditions, for the notes receivable related to the Red Hawk Casino project with the Shingle Springs Band of Miwok Indians and the notes receivable related to the casino project with the Jamul Indian Village.
The operating loss for the first quarter of 2008 was $7.8 million, compared to an operating loss of $7.3 million in the first quarter of 2007, while net loss applicable to common shareholders for the first quarter of 2008 was $6.9 million, compared to a net loss applicable to common shareholders of $9.8 million in the first quarter of 2007. The larger net loss in the prior-year period resulted primarily from a loss on extinguishment of debt of $3.8 million. Loss applicable to common shareholders per fully diluted share was $0.28 and $0.43 for the first quarters of 2008 and 2007, respectively.
Liquidity and Balance Sheet
As of March 30, 2008, the Company had $8.6 million in cash and cash equivalents, $8.5 million in short-term investments in marketable securities, and $38.8 million in long-term investments in marketable securities. Of these amounts, $3.6 million in cash and cash equivalents related to Lakes and $25.5 million in long-term investments related to Lakes. All other amounts related to WPTE. All of Lakes’ long-term investments in marketable securities and $11.3 million of WPTE’s long-term investments in marketable securities were auction rate securities (“ARS”). As a result of current liquidity issues surrounding the Company’s ARS discussed below, the Company’s ARS were reclassified from short-term to long-term investments in marketable securities as of March 30, 2008. The types of ARS that the Company owns are backed by student loans, the majority of which are guaranteed under the Federal Family Education Loan Program (“FFELP”), and all have credit ratings of AAA or Aaa. Neither Lakes nor WPTE own any other type of ARS. None of our investments in ARS qualify, or have ever been classified in our financial statements, as cash or cash equivalents.
Historically, these types of ARS investments have been highly liquid using an auction process that resets the applicable interest rate at predetermined intervals, typically every 7 to 35 days, to provide liquidity at par. However, as a result of the recent liquidity issues experienced in the global credit and capital markets, the auctions for all of the Company’s ARS began failing in February 2008, when sell orders exceeded buy orders. The failures of these auctions do not affect the value of the collateral underlying the ARS, and the Company will continue to earn and receive interest on its ARS at contractually set rates. However, the Company will not be able to liquidate its ARS until the issuer calls the security, a successful auction occurs, a buyer is found outside of the auction process or the security matures. During April of 2008, the Company received account statements dated March 30, 2008, from the firms managing its ARS which estimated the fair value of the Company’s ARS. The Company analyzed these statements and has concluded that a temporary decline in estimated fair value of $2.4 million related to the Company’s ARS has occurred as a result of the current lack of liquidity. This consolidated decline in fair value includes $1.3 million related to Lakes and $1.1 million related to WPTE. Since the Company considers the decline in the estimated fair market values of its ARS to be temporary, the related unrealized loss is included in accumulated other comprehensive loss in the shareholders’ equity section of the Company’s balance sheet as of March 30, 2008.
Lakes entered into a client agreement with UBS Financial Services Inc. effective April 11, 2008, for the purpose of borrowing and/or obtaining credit in a principal amount not to exceed $11.0 million (the “Margin Account Agreement”). Lakes has made an initial draw under the Margin Account Agreement in the principal amount of $3.0 million to be used for working capital purposes. The Company will be required to seek additional sources of financing to fund additional costs it plans to incur between August and November of this year associated with the recently announced Ohio casino resort project. These costs are dependent on various factors including polling numbers, market studies and media efforts. Lakes is currently exploring several financing alternatives and expects to be able to obtain funding as necessary. WPTE does not believe that any lack of liquidity during the next 12 months relating to its ARS will have an impact on its ability to fund its operations.
Lakes also had $77.9 million in notes receivable from Indian tribes adjusted to their estimated fair value as of March 30, 2008. The corresponding face value of these notes, including accrued interest, was $119.4 million. As of March 30, 2008, the Company had no interest-bearing long-term debt, and had $6.7 million in long-term contract acquisition costs payable.
About Lakes Entertainment
Lakes Entertainment, Inc. currently has development and management or financing agreements with four separate Tribes for casino operations in Michigan, California, and Oklahoma, for a total of five separate casino sites. Lakes is currently managing the Cimarron Casino for the Iowa Tribe of Oklahoma and the Four Winds Casino Resort for the Pokagon Band of Potawatomi Indians. Lakes is also involved in other business activities, including possible development of a Company owned casino resort project in Vicksburg, Mississippi and the development of new table games for licensing to Tribal and non-Tribal casinos. The Company also owns approximately 61 percent of WPT Enterprises, Inc. (NASDAQ: WPTE), a separate publicly held media and entertainment company engaged in the creation of internationally branded entertainment and consumer products driven by the development, production and marketing of televised programming based on gaming themes, including the World Poker Tour® television series, the operation of an online gaming website, the licensing and sale of branded products and the sale of corporate sponsorships.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Lakes Entertainment, Inc.) contains statements that are forward-looking, such as statements relating to plans for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the company. These risks and uncertainties include, but are not limited to, obtaining a sufficient number of signatures to place the Ohio casino resort project on the November 4, 2008 Ohio statewide election ballot or if the referendum is placed on that ballot, that the referendum will pass, or if the referendum passes, that it will subsequently be challenged or that other developments will not prevent or delay the project; need for current financing to meet Lakes’ operational and development needs; those relating to the inability to complete or possible delays in completion of Lakes’ casino projects, including various regulatory approvals and numerous other conditions which must be satisfied before completion of these projects; possible termination or adverse modification of management or development contracts; Lakes operates in a highly competitive industry; possible changes in regulations; reliance on continued positive relationships with Indian tribes and repayment of amounts owed to Lakes by Indian tribes; possible need for future financing to meet Lakes’ expansion goals; risks of entry into new businesses; reliance on Lakes’ management; and the fact that the WPTE shares held by Lakes are currently not liquid assets, and there is no assurance that Lakes will be able to realize value from these holdings equal to the current or future market value of WPTE common stock. There are also risks and uncertainties relating to WPTE that may have a material effect on the company’s consolidated results of operations or the market value of the WPTE shares held by the company, including WPTE’s significant dependence on the GSN as a current source of revenue, and the risk that GSN will not exercise its options to air seasons of the WPT series beyond Season Six; difficulty of predicting the growth of WPTE’s online gaming business, which is a relatively new industry with an increasing number of market entrants; reliance on the efforts of CryptoLogic to develop and maintain the online gaming website in compliance with WPTE’s business model and applicable gaming laws; the potential that WPTE’s television programming will fail to maintain a sufficient audience; the risk that WPTE may not be able to protect its entertainment concepts, current and future brands and other intellectual property rights; the risk that competitors with greater financial resources or marketplace presence might develop television programming that would directly compete with WPTE’s television programming; risks associated with future expansion into new or complementary businesses; the termination or impairment of WPTE’s relationships with key licensing and strategic partners; and WPTE’s dependence on its senior management team. For more information, review the company’s filings with the Securities and Exchange Commission.
# # #

LAKES ENTERTAINMENT, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	March 30, 2008
	(Unaudited)	December 30, 2007

Assets
Current assets:
Cash and cash equivalents (balances include $5.0 million and $3.9 million of WPT Enterprises, Inc.)	$8,644	$9,248
Investments in marketable securities (balances include $8.5 million and $23.0 million of WPT Enterprises, Inc.)	8,511	53,546
Accounts receivable	5,045	3,570
Notes receivable	1,133	—
Other current assets	3,367	3,028

Total current assets	26,700	69,392

Property and equipment, net	16,743	16,633

Long-term assets related to Indian casino projects:
Notes receivable from Indian tribes	77,899	78,795
Land held for development	7,663	7,631
Intangible assets, net of accumulated amortization of $4.4 million and $2.8 million	64,987	65,910
Other	5,116	5,176

Total long-term assets related to Indian casino projects	155,665	157,512

Other assets:
Investments in marketable securities	38,849	4,200
Investment in unconsolidated investee	2,923	2,923
Deferred tax asset	4,498	4,878
Other long-term assets	530	563

Total other assets	46,800	12,564

Total assets	$245,908	$256,101

Liabilities and shareholders’ equity
Current Liabilities:
Accounts payable	$1,753	$1,559
Income taxes payable	15,471	16,272
Accrued payroll and related costs	2,574	2,788
Deferred revenue	1,984	2,870
Current portion of contract acquisition costs payable, net of $1.3 million and $1.2 million discount	2,206	1,903
Other accrued expenses	2,166	2,074

Total current liabilities	26,154	27,466

Long-term Liabilities:
Contract acquisition costs payable, net of $2.2 million and $2.5 million discount	6,737	7,342

Total liabilities	32,891	34,808

Commitments and contingencies
Minority interest in subsidiary	12,587	13,995

Shareholders’ equity:
Series A convertible, nonvoting preferred stock, $.01 par value, with no dividend rights and no liquidation preference; authorized 7,500 shares; 4,458 issued and outstanding at March 30, 2008 and December 30, 2007	45	45
Common stock, $.01 par value; authorized 200,000 shares; 24,916 and 24,516 issued and outstanding at March 30, 2008, and December 30, 2007, respectively	249	245
Additional paid-in capital	192,658	190,228
Retained earnings	9,861	16,766
Accumulated other comprehensive earnings (loss)	(2,383)	14

Total shareholders’ equity	200,430	207,298

Total liabilities and shareholders’ equity	$245,908	$256,101

LAKES ENTERTAINMENT, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three months ended
	March 30, 2008	April 1, 2007
Revenues:
License fee income	$3,576	$3,768
Host fees, sponsorship, online gaming and other	1,405	755
Management, consulting and development fees	4,580	449

Total revenues	9,561	4,972

Costs and expenses:
Selling, general and administrative	10,892	9,741
Production costs	2,670	2,152
Net impairment losses	—	331
Amortization of intangible assets related to Indian casino projects	1,681	3
Depreciation and amortization	188	192

Total costs and expenses	15,431	12,419

Net realized and unrealized gains (losses) on notes receivable	(1,983)	165

Loss from operations	(7,853)	(7,282)

Other income (expense):
Interest income	835	1,138
Interest expense	(367)	(316)
Loss on extinguishment of debt	—	(3,830)
Other	62	(90)

Total other income (expense), net	530	(3,098)

Loss before income taxes and minority interest in net loss of subsidiary	(7,323)	(10,380)
Income taxes	688	322

Loss before minority interest in net loss of subsidiary	(8,011)	(10,702)
Minority interest in net loss of subsidiary	1,106	881

Net loss applicable to common shareholders	(6,905)	(9,821)

Loss applicable to common shareholders per share — basic and diluted	($0.28)	($0.43)

Weighted-average common shares outstanding — basic and diluted	24,604	22,970